Exhibit 99.1

Media Contact:	Investor Contact:
Inteliquent	Inteliquent
Kelly Stein	Darren Burgener
(312) 384-8039	(312) 380-4548

FOR IMMEDIATE RELEASE

Inteliquent Reports Financial Results that Exceed Revised 2012 Financial Guidance

Highlights

•	2012 revenue increased by 3% to over $275 million

•	Record data services revenue of $18.2 million in Q4 2012 and $69.5 million in 2012

•	Record voice services revenue of $206.0 million in 2012

•	Adjusted EBITDA (a non-GAAP financial measure) was $14.5 million in Q4 2012 and $72.0 million in 2012

•	Paid a $97 million ($3.00 per share) special cash dividend in Q4 2012

•	Completed a $15 million revolving credit facility in March 2013

CHICAGO, March 7, 2013 – Inteliquent (Nasdaq: IQNT), a leading global provider of voice and data services, today announced its financial results for the fourth quarter and full year 2012.

“2012 was a transition year for Inteliquent. We grappled with several legacy issues, and emerged in a position to have a successful 2013,” said Ed Evans, Chief Executive Officer of Inteliquent. “We are making progress and expect 2013 to be a year in which we drive greater efficiencies in our business operations.”

Financial and Operating Results

In the fourth quarter of 2012, Inteliquent generated revenue of $67.7 million, a decrease of 3% compared to $69.5 million of revenue in the fourth quarter of 2011. The revenue decrease related primarily to a continued reduction in minute volumes for local transit services, which was partially offset by an increase in minute volumes for our other voice services. For the full year 2012, revenue increased by 3% to $275.5 million compared to $268.3 million in 2011. Both the voice business and the data business generated revenue growth for the full year 2012.

Minutes of use decreased by 4% to 31.9 billion minutes in the fourth quarter of 2012, compared to 33.3 billion minutes for the fourth quarter of 2011. Minutes of use for the full year 2012 were 132.0 billion, an increase of 1% from 130.4 billion minutes during 2011.

Data traffic volume increased by 42% to 9.5 terabits per second in the fourth quarter of 2012, compared to 6.7 terabits per second in the fourth quarter of 2011. Data traffic volume for the full year 2012 was 32.7 terabits per second, an increase of 46% from 22.4 terabits per second during 2011.

Adjusted EBITDA in the fourth quarter of 2012 was $14.5 million, a decrease of 34% compared to $22.1 million in the fourth quarter of 2011. In the fourth quarter of 2012, Inteliquent definitively settled a dispute with one of its largest customers and agreed to new terms that govern a portion of their commercial relationship effective October 5, 2012. Inteliquent’s fourth quarter 2012 results include the impact of the revised economic terms between Inteliquent and the customer. Adjusted EBITDA for the full year 2012 was $72.0 million, a decrease of 21% compared to $91.0 million during 2011. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

In the fourth quarter of 2012, Inteliquent recorded $91.0 million of one-time expenses, including a $88.7 million asset impairment primarily related to goodwill and intangible assets initially recorded at the time of the Tinet acquisition. The remaining $2.3 million consisted of an additional cash severance charge and an additional write-down of equipment related to our hosted services business line that was discontinued in 2012. In the full year 2012, Inteliquent recorded $103.2 million of one-time expenses, including a $88.7 million asset impairment primarily related to goodwill and intangible assets initially recorded at the time of the Tinet acquisition, a $9.0 million dispute settlement, a $3.4 million write-down related to our hosted services business line that was discontinued in 2012, a $1.2 million cash severance charge, and a $0.9 million charge related to Value Added Taxes from prior periods.

Loss from operations for the fourth quarter of 2012 was $88.1 million, compared to income from operations of $12.5 million for the fourth quarter of 2011. Loss from operations for the full year 2012 was $73.9 million, compared to income from operations of $46.6 million for full year 2011.

Selected financial and operational metrics are presented in the following table:

($ in millions, except per minute and per MB figures)
Voice	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012
Voice Revenue	$51.8	$53.5	$50.8	$52.2	$49.5
Total ARPM	$0.00156	$0.00156	$0.00155	$0.00158	$0.00155
Minutes of Use (in billions):
Local Transit	16.9	16.2	15.1	14.3	13.7
Termination	12.0	13.2	13.4	14.1	13.0
Origination	3.7	4.1	3.4	3.9	4.6
International	0.7	0.7	0.8	0.8	0.6

Total Minutes of Use	33.3	34.2	32.8	33.1	31.9

Data
IP Transit Revenue	$14.8	$14.6	$14.9	$13.5	$14.6
Ethernet Revenue	2.8	2.6	2.6	3.1	3.6

Total Data Revenue	$17.7	$17.2	$17.5	$16.6	$18.2

Average Price per MB	$2.62	$2.34	$2.26	$2.01	$1.92
Volume of Traffic (in tbps)	6.7	7.3	7.7	8.2	9.5
# of Customers	884	931	990	1,009	1,041
# of Customer Connections	3,175	3,217	3,502	3,712	3,849
# of POPs	119	119	121	121	122
# of Sales Reps (Quota-bearing) (1)	26	26	26	28	28

Other
# of Employees (1)	291	281	291	291	290

(1)	Includes dedicated full-time sales contractors.

New Credit Facility

On March 5, 2013, Inteliquent entered into a $15 million revolving credit facility. The credit facility has a term of three years and an interest rate of LIBOR + 3.25%. Inteliquent has no plans to draw on the facility at this time and remains debt-free. The facility serves to increase the company’s financial flexibility and further strengthens its liquidity position.

2013 Business Outlook

Inteliquent’s financial estimates for 2013 are as follows:

•	Revenue is expected to be $240—$250 million.

•	Adjusted EBITDA is expected to be $27—$34 million.

•	Capital Expenditures are expected to be $20—$25 million.

“We are pleased to have outperformed on our most recent 2012 financial guidance for revenue and Adjusted EBITDA,” said David Zwick, Executive Vice President and Chief Financial Officer of Inteliquent. “Looking forward to the current year, our 2013 plan is focused on driving cash flow generation via optimizing our operations and increasing our spending discipline. We recently introduced enhancements to our financial decision-making processes, which we expect to yield benefits during the year,” concluded Mr. Zwick.

Conference Call & Web Cast

The fourth quarter conference call will be held on Thursday, March 7, 2013 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-877-941-0844 (within the United States and Canada), or 1-480-629-9835 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on April 14, 2012. To access the replay, dial 1-800-406-7325 (within the United States and Canada), or 1-303-590-3030 (international callers) and enter the conference ID number: 4520845#.

Cautions Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission;

the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; the risks associated with our ability to successfully develop and market new services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2011 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012, and September 30, 2012, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Headquartered in Chicago, Inteliquent (operating respectively under the legal names Neutral Tandem, Inc. and Tinet S.p.A. or the name of the applicable affiliate) provides intelligent networking to solve challenging interconnection and interoperability issues on a global scale. With an advanced MPLS network that is highly interconnected to carriers around the world, Inteliquent provides voice, IP Transit and Ethernet services to major carriers, service providers, and content management firms based in over 80 countries and six continents. With over 130 Ethernet sites worldwide, the company is the largest global Ethernet interconnection provider, a top-five global IP transit provider and has a leading IPv6 network. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification. The tax-related figures in the financial statements are preliminary and may be adjusted in connection with an ongoing analysis of the impairment charges recorded in the fourth quarter of 2012.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31		Years Ended December 31
	2012	2011	2012	2011
Revenue	$67,665	$69,466	$275,453	$268,284
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	33,654	27,482	126,590	108,279
Operations	11,656	12,917	48,131	42,024
Sales and marketing	4,096	3,748	16,097	13,599
General and administrative	8,131	5,201	27,495	27,972
Depreciation and amortization	6,951	7,326	29,749	29,366
Carrier Settlement	—	—	9,000	—
Impairment of fixed assets	14,892	—	16,149	—
Impairment of goodwill	49,603	—	49,603	—
Impairment of intangible assets	25,848	—	25,848	—
Loss on disposal of fixed assets	895	292	731	439

Total operating expense	155,726	56,966	349,393	221,679

Income (loss) from operations	(88,061)	12,500	(73,940)	46,605

Other (income) expense:
Interest expense	—	—	—	—
Interest income	(10)	(10)	(10)	(42)
Other (income) expense	(254)	17	(305)	437
Foreign exchange loss (gain)	268	738	446	421

Total other expense (income)	14	745	131	816

Income (loss) before income taxes	(88,074)	11,755	(74,070)	45,789
Provision for income taxes	816	5,782	7,195	18,732

Net (loss) income	($88,890)	$5,973	($81,265)	$27,057

Net income (loss) per share:
Basic	($2.76)	$0.19	($2.55)	$0.83

Diluted	($2.76)	$0.19	($2.55)	$0.82

Weighted average number of shares outstanding:
Basic	32,219	31,478	31,918	32,780

Diluted	32,219	31,860	31,918	33,195

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$31,479	$90,279
Receivables, net	42,829	46,991
Deferred income taxes-current	1,210	3,227
Other current assets	11,266	6,655

Total current assets	86,784	147,152
Intangible assets	(0)	28,644
Goodwill	—	48,137
Property and equipment—net	53,517	75,045
Restricted cash	962	962
Deferred income taxes-non-current	2,876	—
Other assets	1,685	2,870

Total assets	$145,824	$302,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,382	$13,792
Accrued liabilities:
Taxes payable	13,309	2,567
Circuit cost	13,200	8,743
Rent	1,831	1,525
Payroll and related items	4,516	4,366
Other	3,186	2,640

Total current liabilities	48,422	33,633
Other liabilities	1,075	1,693
Deferred income taxes-noncurrent	0	7,806

Total liabilities	49,497	43,132
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at December 31, 2012 and December 31, 2011	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 32,344,614 shares and 31,520,121 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	32	32
Additional paid-in capital	199,331	185,014
Less treasury stock, at cost; 3,083,446 in 2012 and 2011	(50,103)	(50,103)
Accumulated other comprehensive loss	(4,553)	(4,346)
Retained earnings	(48,380)	129,081

Total shareholders’ equity	96,327	259,678

Total liabilities and shareholders’ equity	$145,824	$302,810

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Years Ended December 31
	2012	2011	2010
Cash Flows From Operating Activities:
Net income (loss)	$(81,265)	$27,057	$32,608
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	29,749	29,366	19,062
Deferred income taxes	(10,457)	(3,698)	(476)
Impairment of fixed assets	16,149	—	—
Impairment of goodwill	49,604	—	—
Impairment of intangible assets	25,848	—	—
(Gain) Loss on disposal of fixed assets	733	439	(82)
Non-cash share-based compensation	13,172	15,120	10,072
Change in fair value of ARS	—	—	(923)
Change in fair value of ARS Rights	—	—	712
Gain on intercompany foreign exchange transactions	(383)	(98)	—
Excess tax deficiency associated with stock option exercise	(1,066)	435	338
Changes in assets and liabilities:
Receivables	4,777	(9,800)	(1,910)
Other current assets	(3,696)	726	(2,940)
Other noncurrent assets	(564)	(929)	2,941
Accounts payable	1,761	(2,744)	2
Accrued liabilities	15,932	1,343	1,137
Noncurent liabilities	1,739	497	(29)

Net cash flows from operating activities	62,033	57,714	60,512

Cash Flows From Investing Activities:
Purchase of equipment	(25,922)	(21,986)	(18,360)
Proceeds from sale of equipment	206	27	89
Increase in restricted cash	—	—	(522)
Purchase of Tinet SpA	—	—	(103,144)
Other Investments	—	(500)	—
Proceeds from the redemption of ARS	—	—	17,125

Net cash flows from investing activities	(25,716)	(22,459)	(104,812)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	1,396	256	116
Restricted shares withheld to cover employee taxes paid	(1,317)	(1,268)	(333)
Excess tax (deficiency) associated with stock option exercise	1,066	(435)	(338)
Repurchase of treasury stock	—	(50,106)	(9,556)
Dividends Paid	(96,659)	—	—
Principal payments on long-term debt	—	—	(235)

Net cash flows from financing activities	(95,513)	(51,553)	(10,346)

Effect of exchange rate changes on cash	396	(97)	(91)
Net Increase In Cash And Cash Equivalents	(58,800)	(16,395)	(54,737)
Cash And Cash Equivalents—Beginning	90,279	106,674	161,411

Cash And Cash Equivalents—End	$31,479	$90,279	$106,674

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$—	$—	$242

Cash paid for taxes	$12,491	$20,421	$22,666

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$3,411	$6,464	$3,308

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation, impairment charges, foreign exchange loss (gain) on intercompany loans, dispute settlements, cease operations – hosted services, reduction in force, value-added tax and other expense related to stock buyback. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, impairment charges, foreign exchange loss (gain) on intercompany loans, dispute settlements, cease operations – hosted services, reduction in force, value-added tax and other expense related to stock buyback. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31		Years Ended December 31
	2012	2011	2012	2011	2013 *
Net income (loss)	$(88,890)	$5,973	$(81,265)	$27,057	$1,322
Interest expense (income), net	—	(10)	(10)	(42)	145
Provision for income taxes	816	5,782	7,195	18,732	899
Depreciation and amortization	6,951	7,326	29,749	29,366	21,443

EBITDA	$(81,123)	$19,071	$(44,331)	$75,113	$23,809

Non-cash share-based compensation	4,605	2,775	13,171	15,120	6,691
Impairment of goodwill	49,603	—	49,603	—	—
Impairment of intangible assets	25,848	—	25,848	—	—
Impairment of fixed assets	13,269	—	13,269	—	—
Hosted Services	1,623	—	3,402	—	—
Other expenses—Settlement Dispute	—	—	9,000	962	—
Other expenses—Severance	691	—	1,168	—	—
Other expenses—Stock buyback	—	—	—	330	—
Value Added Tax	—	—	895	—	—
Foreign exchange loss (gain) on intercompany loan	—	205	—	(552)	—

Adjusted EBITDA	$14,516	$22,051	$72,025	$90,973	$30,500

*	The amounts expressed in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the full year 2013 estimated range announced in this press release.